Exhibit 10.1

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Ashland Inc. 50 E. RiverCenter Blvd. P.O. Box 391 Covington, KY 41012-0391 (859) 815-3333 www.ashland.com

November 12, 2014

Mr. William A. Wulfsohn
319 Saint David’s Road
Wayne, PA 19087

Dear Bill:

This letter confirms the employment offer extended to you for the position of Chairman and Chief Executive Officer, Ashland Inc. The details of the offer are outlined below.

Your start date will be January 1, 2015.

Your starting base salary will be $1,130,000 annually. You will participate in the Ashland Incentive Compensation plan (IC). Your annual incentive opportunity at target performance is 120% of base salary with a maximum opportunity of 150% of target.  You will be eligible for an award covering the full 2015 fiscal year. Ashland IC payouts are usually made in December.

You will participate in Ashland’s Long Term Incentive Program (LTIP). Awards of this program are granted annually with three-year performance cycles and are based on a percentage of the participant’s base salary in effect at the start of the performance cycle. LTIP grants are denominated in Performance Units and paid in shares of Ashland stock. Your overall, long-term compensation target [LTIP, Stock Appreciation Rights (SARS) and Restricted Stock] is 400%.  The approximate weighting for each long-term component in the overall program is currently 50% LTIP, 25% SARs and 25% time-vested restricted shares. You will be eligible for a full grant starting with the 2015 – 2017 LTIP program. This first grant will be made following the Ashland annual meeting of shareholders on January 29, 2015.  Thereafter grants under this program will typically be made in November of each year.

You will be granted a one-time restricted share award of 50,000 shares with a vesting schedule of 50% after one year and the remaining balance vesting after two years.  In the event your employment with Ashland terminates for reasons other than cause prior to the vesting of these shares, you will be paid in cash an amount equal to the value of the shares on the date of grant.

Enclosed is a copy of the Ashland Inc. Salary Continuation Plan. If you are terminated by the Company without cause and prior to a Change in Control, the Ashland Inc. Salary Continuation Plan will serve as the guideline for establishing the base compensation, medical, dental and group life severance benefits and executive level outplacement benefits to which you will be entitled. The benefits as outlined, however, do not create a contract of employment between you and Ashland.

Also enclosed is your Ashland Inc. Change in Control Agreement. You will be eligible for the benefits outlined in the agreement after your employment start date and in the event of a Change in Control.

In addition to the above, you will be eligible to participate in other benefit plans consisting of financial planning, monitoring of home security systems, deferred compensation, and various insurance and health benefit plans. Your participation in particular employee benefits programs will be subject to the same limitations and conditions as those applicable to other employees eligible to participate.

This employment offer is conditional upon the completion of appropriate reference checks and the successful completion of a drug screen. Separately, we will advise you of a date, time and place of the pre-employment drug screen.

Bill, on behalf of the Ashland Board of Directors I am very pleased to extend this offer of employment to you. We look forward to an excellent opportunity for both you and Ashland as a result of your acceptance. If you choose to accept this offer, please confirm with your written acceptance below by Monday, November 17, 2014.

If you have any questions, concerns or need additional information, please feel free to contact me on 215-321-7530.

Best regards,

/s/ Barry W. Perry
Lead Director
Ashland Inc.

ACCEPTED:	/s/ William Wulfsohn

DATE:	11/17/14

Enclosures